ENGELHARD                                            Contact
                                                     Ted Lowen
                                                     (Media)
            NEWS                                         732-205-6360

                                                     Peter Martin
                                                     (Investor Relations)
                                                     732-205-6106
                                                     Ref. #C1390

                                                     Engelhard Corporation
                                                     101 Wood Avenue,
For immediate release                                P.O. Box 770
                                                     Iselin, NJ 08830-0770



ENGELHARD ACQUIRES
THE COLLABORATIVE GROUP

     ISELIN, NJ, July 30, 2004 - Engelhard Corporation (NYSE: EC) announced today that it has acquired The Collaborative Group, Ltd., including its wholly owned subsidiary Collaborative Laboratories, Inc., a unique, high-growth company that provides products and services to the cosmetic and personal care industries.

     The purchase price was not disclosed.

     The acquisition creates a unique combination of technical capabilities, bringing together Engelhard's surface and materials science expertise and Collaborative's special materials capability and in-depth, technical-application knowledge in personal care.

     The transaction strengthens Engelhard's current position as a leading supplier of materials technology to the cosmetic and personal care industries by expanding the company's capabilities into the growing market for performance-based, skin-care



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ENGELHARD


materials used in such applications as moisturizing, sun protection and anti-wrinkle creams.

     In addition, Engelhard's international sales, marketing and distribution channels offer significant opportunities to expand Collaborative's business outside North America.

     "This acquisition will be modestly accretive to earnings and provide positive cash flow from operations in the first full year," said Barry W. Perry, Engelhard's chairman and chief executive officer. "It supports our growth strategy to broaden our competencies in surface and materials science and expand our portfolio of applications and served markets."

     Collaborative was a privately held company headquartered in Stony Brook, NY. As part of the deal, Engelhard acquired a modern manufacturing facility in Port Jefferson, NY; research and development labs in Stony Brook; and more than 100 employees.

     "Engelhard has a fine reputation," said Dr. James A. Hayward, Collaborative's founder and now Engelhard's vice president of personal care and life sciences. "We are pleased that our employees, who helped to build value in our business, now will have the opportunity to see that business grow around the world and to be part of such a widely respected organization."

     The newly acquired business is a unique specialty raw material manufacturer that utilizes state-of-the-art processing for the cosmetic and personal care industries. It also develops new raw materials to fill special needs for formulators who design novel consumer products and provides full-spectrum testing and product-development services, including consumer panelists for evaluations of new and established products.


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     Prior to the acquisition, Engelhard's expertise in materials technology had positioned the company as a leading supplier to the cosmetic and personal care industries. Engelhard provides a complete line of effect and color-enhancing pigments as well as specialized inorganic materials for cosmetic and personal care products. The company's effect pigments and special-effect films also deliver eye-catching properties to the packaging of cosmetic and personal care products.

     Engelhard Corporation is a surface and materials science company that develops technologies to help customers improve their products and processes. A Fortune 500 company, Engelhard is a world-leading provider of technologies for environmental, process, appearance and performance applications. For more information, visit Engelhard in the Internet at www.engelhard.com

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